Exhibit 4.37

Option Purchase Agreement

This Option Purchase Agreement (this “Agreement”) is entered into by and between the following parties on March 17, 2022.

Party A: Shanghai Aihui Trading Co., Ltd.

Address: Room 611, Building 1, No.1616 Changyang Road, Yangpu District, Shanghai

Legal Representative: Chen Yike (ID No.: ***)

Party B: Xianxing HUANG (Exit-Entry Permit Number for Travelling to and from Hong Kong and Macao: ***)

For the purposes hereof, Party A and Party B are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

1.	Party A is a wholly foreign-owned enterprise registered, duly incorporated and validly existing in the People’s Republic of China;

2.Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd. (the “Company”) is a limited liability company registered incorporated in the PRC;

3.Party B is a shareholder of the Company, holding 1% of the Company’s equity interests;

NOW THEREFORE, upon mutual discussion and negotiation, the Parties have reached the following agreement:

1.	Grant of Option

1.1	Grant

The Parties agree that, as of the execution date of this Agreement, Party A has an exclusive option (the “Option”) to, subject to the provisions hereof, purchase or have any third party designated by it to purchase, all or part of the Company’s equity interests currently held and may in the future be held by Party B. Party A or any third party designated by it may exercise such Option at the lowest price permitted under applicable PRC laws. This Agreement, upon being signed by the Parties, grants Party A the Option, which grant once made shall be irrevocable during the term hereof.

1.2	Term

This Agreement shall become effective as of the date when it is signed by the Parties and shall terminate on the date when Party A acquires all of the Company’s equity interests held by Party B to the extent permitted under the laws of the PRC.

2.	Exercise of Option and Closing

2.1	Exercise Schedule

(1)	Party B agrees that, to the extent permitted under the laws of the PRC, Party A may exercise all or part of the Option hereunder at any time hereafter.

(2)	Party B agrees that there is no limit to the number of times that Party A may exercise the Option, unless Party A has acquired all of the Company’s equity interests held by Party B.

(3)	Party B agrees that Party A may appoint a third party as its attorney-in-fact to exercise the Option, provided that Party A shall notify Party B in writing prior to such exercise.

2.2	Transfer

Party B agrees that Party A may transfer to any third party all or part of the Option hereunder, whereupon such third party will be entitled to exercise the Option subject to the provisions hereof and have Party A’s rights and obligations hereunder as if it were a party hereto.

2.3	Exercise Notice

(1)	Party A who intends to exercise the Option shall notify Party B in writing ten (10) business days prior to the Closing Date (as defined below), which notice shall specify the following:

(a)	the date of effective closing of the equity interests acquired upon exercise of the Option (the “Closing Date”);

(b)	the name of registered holder of the equity interests acquired upon exercise of the Option;

(c)	number of equity interests acquired from Party B;

(d)	payment terms; and

(e)	power of attorney (if exercised by any third party on its behalf).

(2)	The Parties agree that Party A may at any time appoint any third party to exercise the Option and register the equity interests subject to the Option in the name of such third party.

2.4	Transfer of Acquired Equity Interests

Whenever Party A exercises powers,

(1)

Party B shall cause the Company to promptly hold a shareholders’ meeting, at which a resolution shall be passed to approve the transfer of equity interests by Party B to Party A and (or) any designated person; and

(2)

All concerned parties shall execute all such other contracts, agreements or documents, obtain all such government approvals and consents and take all such actions as may be necessary to: (i) transfer good title to the acquired equity interests to Party A and (or) such designated person, free and clear of any security interest; (ii) cause Party A and (or) the designated person to become the registered holder of such equity interests; and (iii) submit to Party A or such designated person the business license, approval certificates and other relevant documents most recently issued by competent PRC authority, which shall reflect, among other things, any change of equity interests, directors and legal representative.

3.	Representations and Warranties

3.1	Party B represents and warrants as follows:

(1)	Party B has full right and authority to execute and perform this Agreement;

(2)

Party B’s performance of this Agreement or obligations hereunder does not constitute a violation of any laws, regulations and other agreements binding upon him, other than the Share Pledge Agreement (as may be amended and restated from time to time, the “Share Pledge Agreement”) dated as of the date hereof by and among Party A, Party B and other shareholders of the Company, nor does such performance require the approval or authorization by competent government authority;

(3)	There is no litigation, arbitration or other judicial or administrative proceeding that is pending or is likely to have a substantial effect on the performance hereof;

(4)	Party B has disclosed to Party A all government documents that are likely to have an adverse effect on the performance hereof;

(5)	Party B has not been declared bankrupt;

(6)

The Company’s equity interests held by Party B are not subject to any pledge, security, liability or other third party encumbrance, and are free from any third party claim, except for the pledge created pursuant to the Share Pledge Agreement;

(7)

The Company’s equity interests held by Party B will not be subject to any pledge, liability or other third party encumbrance, nor will such equity interests be transferred, gifted, pledged or otherwise disposed of to any third person other than Party A or its designated person, except for the pledge created pursuant to the Share Pledge Agreement;

(8)	The Option granted to Party A shall be exclusive, and Party B shall not grant any other third party the Option or similar rights in any other manner;

(9)	During the term hereof, the Company will conduct its business in accordance with applicable laws, regulations and rules as well as other administrative rules and guidelines promulgated by competent administrative authorities of the PRC, and there will be no violation of any of the foregoing that constitutes a material adverse effect on the Company’s business or assets;

(10)

Party B will keep the Company in good standing in accordance with good financial and commercial standards and practices, and operate the Company’s business and handle its affairs in a diligent and effective manner, and will make his best efforts to obtain all such permits, licenses, and approvals as may be necessary for the Company’s ongoing operations, and ensure that such permits, licenses, and approvals will not be canceled;

(11)	Party B will, upon Party A’s request, provide Party A with all operating and financial information of the Company;

(12)

Before all of the Company’s equity interests or assets are acquired by Party A (or any qualified subject designated by it) through exercising the Option, unless otherwise agreed by Party A in writing, the Company will not engage in such actions as:

(a)

selling, transferring, pledging, or otherwise disposing of or permitting to create any encumbrance on any legal or beneficial interests in any asset, business or income (unless arising in the normal or ordinary course of business or already disclosed to and agreed in writing by Party A);

(b)

entering into any transaction that will substantially affect its assets, obligations, operations, equity and other legitimate rights (unless arising in the normal or ordinary course of business or already disclosed to and agreed in writing by Party A);

(c)	distributing dividends or bonuses to shareholders in any form;

(d)

inheriting, providing guarantee or permitting to incur any debt without the prior written consent of Party A, except for (i) debts incurred in the ordinary course of business other than incurred by loan; and (ii) debts that have been disclosed to and consented in writing by Party A;

(e)

entering into any material contract without the prior written consent of Party A, except for contracts entered into in the normal course of business (for the purposes of this paragraph, a contract with a value of more than RMB100,000 shall be deemed a material contract); and;

(f)	merging with or acquiring any other persons or making any investments in other persons without the prior written consent of Party A.

(13)

Before all of the Company’s equity interests or assets are acquired by Party A (or any qualified subject designated by it) through exercising the Option, unless otherwise agreed by Party A in writing, Party B, individually or jointly with any other shareholder of the Company, will not engage in such actions as:

(a)

supplementing, modifying or amending any constitutional document of the Company in any form, which supplement, modification or amendment will substantially affect the Company’s assets, obligations, operations, equity and other legitimate rights (other than to make an additional capital contribution in proportion to his shareholding as required by applicable laws);

(b)

causing the Company to enter into any transaction that will substantially affect its assets, obligations, operations, equity and other legitimate rights (unless arising in the normal or ordinary course of business or already disclosed to and agreed in writing by Party A);

(c)	causing the board of shareholders of the Company to pass any resolution on distribution of dividends or bonuses;

(d)

selling, transferring, pledging, or otherwise disposing of or permitting to create any encumbrance on any legal or beneficial interests in any equity without the prior written consent of Party A, except for the purpose of performing the Share Pledge Agreement;

(e)

causing the board of shareholders of the Company to approve the sale, transfer, pledge or otherwise disposition of or permission to create any encumbrance on any legal or beneficial interests in any equity without the prior written consent of Party A, except for the purpose of performing the Share Pledge Agreement;

(f)	causing the board of shareholders of the Company to approve any merger with or acquisition of any other persons or investment in other persons without the prior written consent of Party A;

(g)	immediately notifying Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceeding with respect to the equity interests owned by it;

(h)

causing the board of shareholders of the Company to vote for the transfer of the equity interests acquired hereunder, upon which transfer (i) Party B shall and shall cause the Company to amend its articles of association to reflect the transfer of such equity interests from Party B to Party A or Party A’s designated person and other changes described herein, and forthwith go through change registration procedures with competent PRC authority, and (ii) Party B shall and shall cause the Company to appoint any person designated by Party A or its designated person as the new director and the new legal representative by resolution passed at a shareholders’ meeting;

(i)

executing all such documents, taking all such actions, filing all such complaints or raising all such defenses against all claims as necessary or appropriate to retain ownership of his equity interests;

(j)

immediately upon Party A’s request from time to time, unconditionally transferring his equity interests to Party A’s designated attorney-in-fact at any time, and waiving his right of first refusal with respect to the transfer of such equity interests to other existing shareholders; and;

(k)

strictly complying with the provisions of this Agreement and other contracts jointly or severally executed by Party B and Party A, practicably performing the obligations hereunder and thereunder, and refraining from committing any act/omission that will affect the validity and enforceability hereof and thereof.

3.2	Covenants

(1)

Party B hereby covenants to Party A that he will bear all costs and expenses incurred in connection with equity transfer and complete all such procedures as may be necessary for Party A or its designated person to become a shareholder of the Company, including, without limitation, assisting Party A in obtaining requisite approvals of competent government authority with respect to equity transfer and submitting to competent AIC the relevant equity delivery agreement in an effort to amend the Company’s articles of association or shareholder register and make other adjustments.

(2)

Party B covenants that he shall, within ten (10) business days after receipt of the equity transfer price paid by Party A or its designated person upon exercise of the Option hereunder, fully refund to Party A or its designated person such equity transfer price; meanwhile, Party B acknowledges that he has obtained corresponding compensation from Party A.

(3)	Party B hereby represents and warrants to Party A that, as of the execution date hereof and each transfer date:

(a)

Party B has the power and ability to execute and deliver this Agreement and any equity transfer agreement to which he is a party and which is executed with respect to each transfer of the acquired equity interests pursuant to this Agreement (each “Transfer Agreement”), and to perform his obligations hereunder and thereunder. This Agreement and each Transfer Agreement to which he is a party, upon being executed, will constitute his legal, valid and binding obligations, enforceable against him in accordance with their terms;

(b)

Neither his execution and delivery of this Agreement or any Transfer Agreement nor his performance of obligations hereunder or thereunder will: (i) constitute a violation of any applicable PRC laws; (ii) contravene the articles of association or other organizational documents of Party B; (iii) constitute a breach of any contract or instrument to which he is a party or by which he is bound, or constitute a default thereunder; (iv) constitute a breach of any condition with respect to the grant and (or) survival of any permit or approval issued to him; or (v) result in suspension or revocation or attaching any condition to any permit or approval issued to him;

(c)

Party B has a good and merchantable title to the equity interest held by it in the Company. Except for the Equity Interest Pledge Agreement, Party B has not placed any security interest on such equity interest;

(d)	There are no outstanding debts, except for (i) debts incurred in the ordinary course of business of Party B; and (ii) debts that have been disclosed to and consented in writing by Party A.

(e)	The Company will comply with all laws and regulations applicable to the acquisition of assets; and;

(f)	There is no ongoing, pending or threatened litigation, arbitration or administrative proceeding with respect to the Company or its equity interests or assets.

4.	Default

In the event that either Party hereto commits a breach of any of its or his representations, warranties, covenants or obligations hereunder, then the breaching Party shall compensate the non-breaching Party for actual losses sustained thereby.

5.	Governing Law and Dispute Resolution

5.1.	Governing Law

The conclusion, validity, interpretation and performance of and resolution of disputes from this Agreement shall be governed by the laws of the PRC.

5.2.	Dispute Resolution

Any and all disputes arising from the interpretation and performance of this Agreement shall be firstly resolved by the Parties through amicable negotiations. Should the Parties be unable to resolve such dispute through negotiations within thirty (30) days after a Party’s written notice to the other Party to that effect, then either Party may refer the same to Shanghai Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The arbitration proceedings shall be conducted in Chinese. The arbitral award shall be final and binding upon the Parties.

6.	Taxes and Fees

The Parties shall, in accordance with the laws of the PRC, bear any and all transfer and registration taxes, expenses and fees incurred thereby or levied thereon respectively in connection with the preparation and execution of this Agreement and each Transfer Agreement and the consummation of transactions contemplated hereunder and thereunder.

7.	Notices

Any notice or other communication required to be sent by either Party or the

Company hereunder shall be written in Chinese and sent by personal delivery, mail or fax to the designated address notified by the other Party thereto from time to time. Any notice shall be deemed to have been duly delivered: (a) if delivered personally, on the date of delivery; (b) if sent by mail, on the tenth (10th) day following the date of posting (indicated by the postmark) of a registered air mail, postage prepaid, or on the fourth (4th) day upon delivery to an internationally recognized courier service; or (c) if sent by fax, at the time of receipt shown on the transmission confirmation receipt.

8.	Confidentiality

The Parties acknowledge and confirm that any oral or written information exchanged between them in connection with this Agreement are confidential. Both Parties shall keep all such information confidential and, without the prior written consent of the other Party, may not disclose any confidential information to a third party, except for: (a) any information that is already known or will be known to the public for reasons other than unauthorized disclosure by the Party receiving such information, any of its Affiliates or their respective personnel; (b) any information required to be disclosed by applicable laws; or (c) any information required to be disclosed by either Party to its or his legal or financial consultant in connection with the transaction hereunder, provided that such legal or financial consultant shall be subject to confidentiality obligations similar to those provided herein. Any disclosure of confidential information made by any staff member of or institution engaged by either Party shall be deemed to be made by such Party itself, for which such Party shall be liable in accordance with this Agreement. This provision shall remain in force regardless of the termination of this Agreement for any reason.

9.	Further Assurance

The Parties agree to, as soon as practicable, execute all such documents and take all such further actions as reasonably required or beneficial for the implementation of the provisions and purpose of this Agreement.

10.	Miscellaneous

10.1.	Amendment, Modification and Supplement

Any amendment, modification and supplement hereto must be made in writing and signed by the Parties.

10.2.	Compliance with Laws and Regulations

The Parties shall and shall cause their business operations to comply with all laws and regulations that have been officially published by the PRC and made available to the public.

10.3.	Entire Agreement

This Agreement, together with any written amendments, supplements or modifications hereto made hereafter, constitutes the entire agreement reached by the Parties with respect to the subject matter hereof, and supersedes all prior oral or written negotiations, representations and agreements between the Parties with respect thereto.

10.4.	Headings

The headings used herein are for convenience of reference only and shall not be used to construe, explain or otherwise affect the meaning of any of the provisions hereof.

10.5.	Language

This Agreement is written in Chinese and executed in two (2) originals.

10.6.	Severability.

If any one or more provisions hereof are determined to be invalid, illegal or unenforceable in any respect under any applicable laws or regulations, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace such invalid, illegal or unenforceable provision with a valid, legal or enforceable provision, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

10.7.	Successors

This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.

10.8.	Survival

Any obligation arising from or becoming due in connection with this Agreement prior to the expiration or early termination hereof shall survive such expiration or early termination.

Articles 5 and 8 and this Article hereof shall survive the termination of this Agreement.

10.9.	Waiver

Either Party may waive any terms or conditions hereof, provided that such waiver must be made in writing. No waiver made by either Party of any breach by the other Party under certain circumstances shall operate as a waiver of any similar breach by the other Party under any other circumstances.

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first set forth above.

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(Signature Page to the Option Purchase Agreement)

Shanghai Aihui Trading Co., Ltd. (Seal)
/s/ Shanghai Aihui Trading Co., Ltd.

By:	/s/ Yike CHEN
Name:	Yike CHEN
Title:	Legal Representative

(Signature Page to the Option Purchase Agreement)

Xianxing HUANG

By:	/s/ Xianxing HUANG